Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cyberonics, Inc.:

We consent to the use of our reports dated June 15, 2015, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 24, 2015 and April 25, 2014, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the 52 weeks ended April 24, 2015, April 25, 2014 and April 26, 2013, and the effectiveness of internal control over financial reporting as of April 24, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Houston, Texas

August 17, 2015